FOR IMMEDIATE RELEASE	Company Contact: A. Charles Wilson Chairman (818) 787-7000	Investor Contact: Berkman Associates (310) 826-5051 info@BerkmanAssociates.com

Trio-Tech Reports First Quarter Results

    Van Nuys, CA -- November 14, 2008 -- Trio-Tech International (AMEX:TRT) announced today that revenue for the first quarter of fiscal 2009 ended September 30, 2008 decreased to $6,230,000 compared to $12,050,000 for the first quarter of fiscal 2008.  The net loss for this year's first quarter was $719,000, or $0.22 per share.  This compares to net income of $751,000, or $0.23 per diluted share, for the first quarter of fiscal 2008.

    "Conditions in the semiconductor industry remain challenging, and we face continued volume and pricing pressure throughout Southeast Asia in both our testing and manufacturing businesses.  Accordingly, we have redoubled our efforts to reduce costs, including further reductions in personnel and salaries throughout our organization, even as we work to enhance our ability to serve our customers and respond to new business opportunities as they arise.  We believe our business development efforts are meeting with some success, as we have recently received some encouragement in manufacturing small components for a new customer in the aerospace industry," said Chief Executive Officer S. W. Yong.

    "We will continue to manage our costs closely while we take advantage of our financial and operational flexibility to position Trio-Tech for the future," Yong added.  At September 30, 2008, cash and cash equivalents were $13,026,000 ($4.04 per outstanding share), working capital was $13,532,000, and shareholders' equity was $20,993,000 ($6.51 per outstanding share).  At June 30, 2008, cash and cash equivalents were $14,346,000, working capital was $15,903,000, and shareholders' equity was $22,141,000.

 First Quarter Results

    Revenue from product sales for the first quarter of fiscal 2009 decreased to $3,132,000 compared to $6,507,000 for the first quarter of fiscal 2008.  Gross margin on product sales decreased to 14.8% from 15.0%, reflecting product mix and lower average sales prices.

    Revenue from testing services for the first quarter of fiscal 2009 decreased to $3,098,000 compared to $5,543,000 for the same quarter last year.  Gross margin in testing decreased to 27.0% from 37.2% a year earlier, due to reduced volume and prices as well as less efficient absorption of fixed capacity.

    General and administrative expenses for this year's first quarter increased by $370,000 compared to the first quarter of fiscal 2008.  This reflected a $238,000 increase in non-cash stock option expenses, a $154,000 benefit for the reversal of bonus provisions in last year's first quarter, and a $99,000 reduction in salaries for officers and directors for the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008.

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Trio-Tech Reports First Quarter Results
November 14, 2008
Page Two

About Trio-Tech

Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia.  Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others.  For further information or to request quotations for any of Trio-Tech's complete line of semiconductor test equipment, please visit the Company's Web site at www.triotech.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended September 30,
	2008	2007

Revenue
Products	$3,132	$6,507
Services	3,098	5,543
	6,230	12,050
Costs of Sales
Cost of products sold	2,667	5,529
Cost of services rendered	2,261	3,479
	4,928	9,008

Gross Margin	1,302	3,042

Operating Expenses (Gains):
General and administrative	2,015	1,645
Selling	123	124
Research and development	10	19
Gain on disposal of property, plant and equipment	(159)	-

Total operating expenses	1,989	1,788

(Loss) Income from Operations	(687)	1,254

Other Income (Expense)
Interest expense	(58)	(85)
Other income (expense)	215	(50)
Total other income (expense)	157	(135)

(Loss) Income Before Income Taxes	(530)	1,119

Income Tax Provision	98	172

(Loss) Income Before Minority Interest	(628)	947

Minority Interest	91	196

Net (Loss) Income Attributed to Common Shares	$(719)	$751

(Loss) Earnings per Share:
Basic	$(0.22)	$0.23
Diluted	$(0.22)	$0.23

Weighted Average Shares Outstanding
Basic	3,227	3,226
Diluted	3,227	3,237

Comprehensive Income (Loss):
Net (loss) income	$(719)	$751
Foreign currency translation adjustment	(670)	216

Comprehensive (Loss) Income	$(1,389)	$967

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	September 30, 2008	June 30, 2008
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash	$4,664	$6,600
Short-term deposits	8,362	7,746
Trade accounts receivable, net	4,833	5,702
Other receivables	697	796
Inventories, net	1,879	2,449
Prepaid expenses and other current assets	195	138

Total current assets	20,630	23,431

INVESTMENT IN CHINA	2,291	2,267
PROPERTY, PLANT AND EQUIPMENT, Net	7,938	8,136
OTHER INTANGIBLE ASSETS, Net	80	112
OTHER ASSETS	735	813

TOTAL ASSETS	$31,674	$34,759

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,261	$2,586
Accrued expenses	2,796	3,036
Income taxes payable	450	397
Current portion of bank loans payable	2,516	1,403
Current portion of capital leases	75	106

Total current liabilities	7,098	7,528

NOTES PAYABLE, net of current portion	--	1,620
CAPITAL LEASES, net of current portion	125	143
DEFERRED TAX LIABILITIES	550	510

TOTAL LIABILITIES	7,782	9,810

MINORITY INTEREST	2,899	2,808

SHAREHOLDERS' EQUITY:
Common stock; no par value, 15,000,000 shares authorized;
3,227,430 and 3,226,430 shares issued and outstanding
at September 30, 2008, and at June 30, 2008, respectively	10,365	10,362
Paid-in capital	1,166	928
Accumulated retained earnings	8,106	8,825
Accumulated other comprehensive loss-translation adjustments	1,356	2,026
Total shareholders' equity	20,993	22,141

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$31,674	$34,759